Exhibit 11



                           NET INCOME (LOSS) PER SHARE


The following table presents the information needed to compute primary income per common share:


                                                       (Unaudited)                                (Unaudited)
                                               For the Three Months Ended                  For the Nine Months Ended
                                              3-30-96               4-01-95              3-30-96               4-01-95
                                             (13 Weeks)           (13 Weeks)            (39 Weeks)            (39 Weeks)
                                             ----------           ----------            ----------            ----------

Net income (loss)                       $        (257,736)      $       495,486    $       (994,881)     $      1,037,371

Weighted average shares
   outstanding                                  3,236,199             3,236,199           3,236,199             3,236,199
Less: Treasury Shares                             (27,600)              (27,600)            (27,600)              (27,600)
Add:  Assumed exercise of
   options reduced by the
   number of shares purchased
   with proceeds                                   40,062                51,221              61,799                63,814
                                          ---------------        --------------      --------------        --------------
Adjusted weighted average of
   shares outstanding                           3,248,661             3,259,820           3,270,398             3,272,413
                                          ===============        ==============      ==============        ==============

Net income (loss) per share                        $ (.08)                $ .15               $ (.31)               $ .32
                                                     ----                   ---                 ----                  ---


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